UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 18, 2011

BERKSHIRE HILLS BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-51584	04-3510455
(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

24 North Street, Pittsfield, Massachusetts	01201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (413) 443-5601

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On August 18, 2011, Corydon L. Thurston retired from the Boards of Directors of Berkshire Hills Bancorp, Inc. (the “Company”) and, its wholly-owned subsidiary, Berkshire Bank (the “Bank”).  Mr. Thurston served on the Board of Directors of the Company since its formation and on the Board of Directors of the Bank since 1988. He was a member of the Audit Committee of the Board of Directors of the Company.

(d)           On August 18, 2011, J. Williar Dunlaevy was appointed to the Boards of Directors of the Company and the Bank. Mr. Dunlaevy is the former Chief Executive Officer and Chairman of the Board of Legacy Bancorp, Inc. and former Chairman of Legacy Banks (collectively, “Legacy”). Mr. Dunlaevy served as the Chief Executive Officer and Chairman of the Board of Legacy since 1996.  Mr. Dunlaevy has been appointed to the Risk Management and Capital committees of the Board of Directors of the Company and will serve in the class of Board members with terms that expire in May 2013.

On August 18, 2011, Barton D. Raser was appointed to the Boards of Directors of the Company and Bank.  Mr. Raser is the co-owner and Vice President of Carr Hardware, which is headquartered in Pittsfield, Massachusetts.  He had served on the Board of Legacy since 2001. Mr. Raser has been appointed to the Audit and Capital committees of the Board of Directors of the Company and will serve in the class of Board members with terms that expire in May 2012.

In addition, Patrick J. Sullivan has been appointed as Berkshire’s executive vice president of Commercial Banking and Wealth Management. Mr. Sullivan was most recently president and CEO of Legacy Banks. In his new role with Berkshire, he will oversee all aspects of corporate banking, including commercial lending and cash management services, and wealth management, which includes investment management, estate planning and trust administration.

The Boards of Directors of the Company and Bank were increased from 11 to 12 Board members to reflect the appointments of Messrs. Dunlaevy and Raser and retirement of Mr. Thurston.

The appointments of Messrs. Dunleavy and Raser were the result of Company’s July 21, 2011 acquisition of Legacy.  Pursuant to the Company’s acquisition agreement with Legacy, the Company was required to appoint two Legacy Directors to the Board of Directors of the Company and the Bank.

Additionally, as part of the Company’s acquisition agreement with Legacy, the Company entered into a Non-Competition and Consulting Agreement with Mr. J. Williar Dunlaevy pursuant to which Mr. Dunlaevy will perform consulting services as a liaison for the Company to Legacy Banks Foundation for a period of (12) twelve months following the merger.  In addition, Mr. Dunlaevy has agreed not to compete with the Company and Bank for a period of (24) twenty-four months following the merger for the benefit of any business within 60 miles of any office of the Company, Bank or any subsidiary thereof.  During such twenty-four month period, Mr. Dunlaevy has also agreed not to solicit or offer employment to any employee of the Company or Bank or any of their subsidiaries or affiliates that would cause such person(s) to terminate employment and accept employment with or provide services to any business that competes with the Company or Bank within 60 miles of any office of the Company or Bank or any subsidiary.  In exchange for the consulting services and the agreement not to compete or solicit, the Company and Bank have agreed to pay Mr. Dunlaevy $400,000, with $150,000 due at the closing date of the merger and $250,000 payable in monthly installments over the twelve month consulting period.  The Company also entered into a settlement agreement with Mr. Dunlaevy, which quantified the benefits owed to him under his employment agreement and supplemental executive retirement agreement with Legacy, with such amounts paid at the closing of the merger, as well as providing Mr. Dunlaevy with certain tax indemnification protections.  Additionally, as part of the acquisition, outstanding Legacy stock options held by Mr. Dunlaevy were converted into options to purchase Company common stock with economic and other terms similar to the Legacy options held by Mr. Dunlaevy.

Item 9.01.            Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell Company Transactions. Not applicable.
(d)	Exhibits.

Exhibit No.	Description

99.1	Berkshire Hills Bancorp, Inc. news release dated August 19, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Berkshire Hills Bancorp, Inc.

DATE: August 19, 2011	By:	/s/ Kevin P. Riley
Kevin P. Riley
Executive Vice President and Chief Financial Officer